UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

JPMorgan Chase & Co. 270 Park Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/400th interest in a share of 5.45% Non-Cumulative Preferred Stock, Series P	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  ☐.

Securities Act registration statement file number to which this form relates: 333-169900

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 39,100,000 depositary shares (the “Depositary Shares”)(including 5,100,000 Depositary Shares that may be issued if the underwriters exercise their over-allotment option in full), each representing a 1/400th interest in a share of JPMorgan Chase & Co.’s 5.45% Non-Cumulative Preferred Stock, Series P, $1 par value and with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). The terms of the Preferred Stock and the Depositary Shares are described in the prospectus, dated October 13, 2010, under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares,” as supplemented by the prospectus supplement, dated January 29, 2013 (together, the “Prospectus”). Such information, as it may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement on Form S-3 (File No. 333-169900) of which the Prospectus forms a part or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

3.1	Restated Certificate of Incorporation of JPMorgan Chase & Co., effective April 5, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on April 7, 2006).

3.2	Certificate of Designations, Powers, Preferences and Rights of JPMorgan Chase & Co., establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 5, 2013).

3.3	By-Laws of JPMorgan Chase & Co., effective January 19, 2010 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805) filed on January 25, 2010).

4.1	Form of certificate representing the Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 5, 2013).

4.2	Deposit Agreement, dated February 5, 2013, among JPMorgan Chase & Co., Computershare Shareowner Services LLC, as depositary, and the holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 5, 2013).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 5, 2013

JPMORGAN CHASE & CO.

By:	/s/ Anthony J. Horan
Name:	Anthony J. Horan
Title:	Corporate Secretary